Exhibit 99.1

Intrexon Appoints Former Ernst & Young CEO James S. Turley to Board of Directors

GERMANTOWN, MD, April 16, 2014 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced the appointment of James S. Turley to its Board of Directors, effective April 16. Mr. Turley will occupy the board seat vacated by Thomas Reed, Ph.D., Founder and Chief Science Officer of Intrexon. Dr. Reed will continue to serve as Chief Science Officer.

Mr. Turley is the former Chairman and Chief Executive Officer of Ernst & Young. He led the firm from 2001 until his retirement in June of 2013. Mr. Turley joined Ernst & Young in 1977 and held various positions there until being named Regional Managing Partner for the Upper Midwest in 1994, and for New York in 1998. He was named Deputy Chairman in 2000 and Chairman in 2001.

Mr. Turley holds an undergraduate degree and a master’s in accounting from Rice University. He serves on the Board of Directors of the Boy Scouts of America, the Board of Trustees for Rice University, and is chair of the National Corporate Theatre Fund. He also serves on the Committee for Economic Development. He was on the board of Catalyst from 2001-2013, serving as its Chair from 2009-2013, and until his retirement was a member of the Business Roundtable and IBLAC (International Business Leaders Advisory Council for the Mayor of Shanghai), and was co-chair of Russia’s Foreign Investment Advisory Council. He also chaired the Governing Board of the U.S. Center for Audit Quality from 2007-2011. Mr. Turley currently serves on the corporate boards for Citigroup and Emerson Electric Company.

Dr. Reed commented on his continued commitment to Intrexon’s growth and Mr. Turley’s addition to the Intrexon team. “While my fulltime attention has always been and shall remain focused on the success of Intrexon, I believe that relinquishing my Board seat in favor of an outstanding independent director is in keeping with that focus and is consistent with the best practices of corporate governance. I feel very confident that Jim Turley will serve Intrexon well on our Board.”

On Mr. Turley’s joining the Board, Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon, observed, “Jim is a highly respected business professional with an impressive track record, having led Ernst & Young during some challenging economic times. His effective direction of a global organization instilled the trust and confidence of key stakeholders and is a testament to his ability to deliver results within a team. We all look forward to working with Jim and enjoying his guidance and stewardship on our Board of Directors.”

Mr. Turley added, “Intrexon is applying their synthetic biology capabilities across a wide array of applications in areas of unmet need, from novel therapeutics to alternative fuel production. The potential of their technology platforms to meet the challenges of a growing population with growing needs is vast. I am excited to join the Board and embark on Intrexon’s journey toward improving the quality of life and health of the planet.”

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy, Environment, and Consumer Sectors to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more at www.dna.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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Intrexon Corporate Contact

Marie L. Rossi, Ph.D.

Senior Manager, Technical Communications

Tel. +1 (301) 556-9944

Email: PublicRelations@intrexon.com

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